Exhibit 10.2

English Summary Translation of

Letter Agreement between Virginie Boucinha and DBV Technologies S.A.

Date: December 16, 2024

Parties: DBV Technologies S.A. (the “Company”) and Virginie Boucinha

In connection with entry into an agreement (the “Agreement”), which amends that certain Employment Agreement between Ms. Boucinha and the Company, dated as of November 6, 2023, to provide certain enhanced severance benefits (“Change in Control Severance Indemnity”) upon a change in control as the term is defined by article L. 233-3 of the French commercial code (“Change in Control”), among other things:

•	an amount equal to 12 months of gross remuneration;

•

such Change in Control Severance Indemnity will be paid in addition to any of the following applicable payments, including, legal or conventional statutory severance, outstanding holiday compensation, notice period compensation and any amount paid as annual bonus; and

•	such remuneration used to calculate the Change in Control Severance Indemnity shall be Ms. Boucinha’s base salary as of the date of termination.

In the event a Change in Control is not complete by December 4, 2025, the Agreement shall be null and void. The Change in Control Severance Indemnity is contingent upon the terms of the Agreement remaining confidential, and this summary does not purport to be complete.